EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-82194, 33-82676, 33-92548, 333-65063, 333-36206, 333-102992, 333-111954 and 333-125822) on Form S-8 and (No. 333-108568) on Form S-3 of FLIR Systems, Inc. of our reports dated March 2, 2006, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of FLIR Systems, Inc.

Our report dated March 2, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired Scientific Materials Corporation and Brysen Optical Corporation (“the acquired entities”) during 2005 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, the acquired entities internal control over financial reporting associated with assets and revenues which represented 2% of consolidated assets and less than 1% of consolidated revenue, respectively, as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of the acquired entities.

/s/ KPMG LLP

Portland, Oregon

March 2, 2006